FIRST AMENDMENT
TO
AMENDED AND RESTATED LOAN AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) is entered into as of the ___ day of November, 2008, by and between FARO TECHNOLOGIES, INC., a Florida corporation (“Borrower”), and SUNTRUST BANK, a Georgia banking corporation (“Bank”) for the purpose of amending the Amended and Restated Loan Agreement dated as of July 11, 2006, between Borrower and Bank (the “Original Agreement”).

W I T N E S S E T H:

WHEREAS, Borrower has asked Bank agree to certain modifications to the terms of the Original Agreement, and Bank is willing to agree to modifications as set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto hereby agree as follows:

1. Definitions. The following terms shall have the respective meanings as follows:

“Agreement,” as used herein and in the Original Agreement, shall mean the Original Agreement as amended by this Amendment.

2. Amendment to Section 6.05 of the Original Agreement. Section 6.05 of the Original Agreement is hereby amended to read in its entirety as follows:

Section 6.05 Dividends. Except with respect to Dividends payable to Borrower, declare or pay any Dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding, or allocate or otherwise set apart any sum for the payment of any Dividends, or for the purchase, redemption, or retirement of any shares of its capital stock. Notwithstanding the foregoing:

(a) Borrower is permitted to pay or distribute Dividends to its shareholders provided that Borrower has satisfied (and is projected to continue satisfying) the financial covenants set forth in Section 5.13, and no other Default or Event of Default has occurred or is continuing, or would result from the making thereof.

(b) So long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may make payments for the repurchase of outstanding capital stock of Borrower in an aggregate amount not to exceed $50,000,000 during the term of this Agreement.

3. Limited Scope. Except as expressly amended hereby, all provisions of the Original Agreement shall remain in full force and effect.

4. Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Florida applicable to agreements made and to be performed wholly within the State of Florida without reference to the conflicts of law provisions thereof that may cause the application of the laws of another jurisdiction.

5. Counterparts. This Amendment may be executed in multiple counterparts, all of which shall constitute one and the same instrument and each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WITNESSES:	“BORROWER”

FARO TECHNOLOGIES, INC., a Florida corporation

By:
Print Name:____________________________________	Jay W. Freeland
President and Chief Executive Officer

(CORPORATE SEAL)
Print Name:____________________________________
Two witnesses as to Borrower

“BANK”

SUNTRUST BANK

By:
Print Name:____________________________________	Andrew Lee
First Vice President

Print Name:____________________________________
Two witnesses as to Bank